Exhibit 4.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”), dated as of June 27, 2008, is by and between Standard Pacific Corp., a Delaware corporation (the “Corporation”), and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, the Corporation and the Rights Agent are parties to the Amended and Restated Rights Agreement, dated as of July 24, 2003 (the “Rights Agreement”); and

WHEREAS, MP CA Homes LLC, a Delaware limited liability company (the “Investor”), and the Corporation entered into that certain Investment Agreement, dated May 26, 2008 (the “Investment Agreement”), pursuant to which Investor will acquire certain shares of the Corporation as set forth in the Investment Agreement, the Board of Directors of the Corporation having approved the Investment Agreement and the transactions set forth therein; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Corporation has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Corporation and the Rights Agent desire to evidence such amendment in writing;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreement set forth herein, the parties hereto agree as follows:

A.	AMENDMENT TO SECTION 1.

a.	The definition of “Exempt Person” in Section 1 of the Rights Agreement is amended and restated to read in its entirety as follows:

“Exempt Person” shall mean (i) the Corporation, (ii) any wholly-owned Subsidiary of the Corporation, (iii) any employee benefit plan of the Corporation or of a Subsidiary of the Corporation and any Person holding Voting Shares for or pursuant to the terms of any such employee benefit plan, and (iv) the Investor and its Affiliates. Notwithstanding the foregoing, the Investor and its Affiliates shall immediately cease to be an Exempt Person hereunder (with the result that the Rights Agreement shall be applicable to Investor and its Affiliates with the same effect as though this Amendment had not occurred) from and after the earlier of (i) the date of termination of the Investment Agreement, and (ii) the date on which a majority of the members of the Board of Directors who are not designated by the Investor pursuant to the Stockholders Agreement, whether or not such members constitute a quorum of the Board of Directors, determine, in good faith, that (A) the Investor or its Affiliates are in material breach of the Stockholders Agreement, or the Stockholders Agreement is no longer in full force and effect, and (B) that the Investor and its Affiliate shall be deemed no longer to be an Exempt Person hereunder.

b.	Section 1 of the Rights Agreement is amended to add the following definitions in the appropriate alphabetical order, with all other definitions being re-lettered as appropriate:

1.	“Investor” shall mean MP CA Homes LLC, a Delaware limited liability company; and

2.	“Stockholders Agreement” shall mean the Stockholders Agreement, by and between the Corporation and the Investor, to be entered into pursuant to the Investment Agreement.

B.

COMPLIANCE. The Rights Agent shall not be subject to, nor be required to interpret or comply with, nor determine if any Person has complied with, the Investment Agreement, even though reference thereto may be made in this Amendment or the Rights Agreement.

C.	DIRECTION. By its execution and delivery hereof, the Corporation directs the Rights Agent to execute this Amendment.

D.

EFFECTIVENESS. This Amendment shall be effective as of the date first written above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

E.

SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

F.

GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and performed entirely within such state, provided, however, that all provisions regarding the rights, duties, obligations and immunities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

G.

COUNTERPARTS. This Amendment may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be fully executed, as of the date first written above.

STANDARD PACIFIC CORP.

/s/ Andrew H. Parnes
Name:	Andrew H. Parnes
Title:	Executive Vice President – Finance Chief Financial Officer

MELLON INVESTOR SERVICES LLC, as Rights Agent

/s/ Sharon Knepper
Name:	Sharon Knepper
Title:	Vice President & Sr. Relationship Manager

Signature Page to Amendment No. 1 to Amended and Restated Rights Agreement